EXHIBIT 23(a)



The Board of Directors and Stockholders
KinderCare Learning Centers, Inc.:

We consent to the incorporation by reference in Registration Statements Nos. 333-42137 and 333-57445 on Form S-8 of KinderCare Learning Centers, Inc. of our report dated July 24, 1998, appearing in this Annual Report on Form 10-K of KinderCare Learning Centers, Inc. for the year ended May 29, 1998.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon
August 20, 1998